UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2025

Carmell Corporation

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40228	86-1645738
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2403 Sidney Street, Suite 300
Pittsburgh, Pennsylvania		15203
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 412 894-8248

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CTCX	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50	CTCXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01 Completion of Acquisition or Disposition of Assets.

On January 16, 2025, Carmell Corporation, a Delaware corporation (the “Company”), completed, through its wholly owned subsidiary, Cutis Cura Corporation, a Delaware corporation (“Buyer”), the previously announced acquisition of substantially all of the assets (the “Purchased Assets”), and assumption of certain of the liabilities (the “Assumed Liabilities”), of PMGC Holdings Inc., a Nevada corporation and successor to Elevai Labs Inc., a Delaware corporation (“Parent”), and Elevai Skincare, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Seller”), related to Seller’s skincare and haircare business (the “Acquisition”), pursuant to an Asset Purchase Agreement, dated as of December 31, 2024 (the “Asset Purchase Agreement”), by and among the Company, Buyer, Parent and Seller. The execution of the Asset Purchase Agreement was previously disclosed on a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on January 3, 2025.

Upon the closing of the Acquisition (the “Closing”), the purchase price for the Acquisition was approximately $1.4 million, consisting of (i) 1,149,226 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), issued by the Company to Seller (the “Closing Shares”) at the Closing, as well as 117,814 additional shares of Common Stock (the “Holdback Shares”) to be withheld by the Company for 12 months after the Closing to secure the indemnification obligations of Seller and Parent under the Asset Purchase Agreement; (ii) Buyer’s assumption of the Assumed Liabilities; and (iii) $56,525 in cash to be paid within 60 days following the sale by Buyer of all 7,500 units of the Enfinity product and 20,000 tubes of the Empower product included in the Purchased Assets as of the Closing. Following the Closing, Buyer will pay the following additional earnout consideration for the Purchased Assets, if and when payable: (a) Buyer will pay to Seller, for each year ending on the anniversary of the date of the Closing (the “Closing Date”) during the five-year period following the Closing, an amount, if any, equal to 5% of the Net Sales (as defined in the Asset Purchase Agreement) of Buyer generated during such year from Seller’s existing products as of the Closing; and (b) Buyer will pay to Seller a one-time payment of $500,000 if Buyer achieves $500,000 in net revenue from sales of the Seller’s existing hair and scalp products as of the Closing on or before the 24-month anniversary of the Closing Date.

The foregoing description of the Asset Purchase Agreement and the Acquisition does not purport to be complete and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company with the SEC on January 3, 2025 and is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under Item 2.01 of this Current Report on Form 8-K with respect to the Closing Shares and the Holdback Shares is incorporated herein by reference.

The Closing Shares were, and the Holdback Shares will be, issued in reliance upon exemptions from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated under Regulation D of the Securities Act. The Company will rely on these exemptions based in part on representations made by Seller and Parent in the Asset Purchase Agreement.

The Closing Shares and the Holdback Shares have not been registered under the Securities Act or any state securities law and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from the registration requirements. Neither this Current Report on Form 8-K, nor the exhibits attached hereto, is an offer to sell or the solicitation of an offer to buy the securities described herein or therein.

Item 8.01 Other Events.

On January 16, 2025, the Company issued a press release announcing the Closing. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of business acquired.

The financial statements required by Item 9.01(a) of Form 8-K will be filed by an amendment to this Current Report on Form 8-K no later than 71 calendar days after the date this Current Report on Form 8-K was required to be filed.

(b) Pro Forma financial information.

The pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by an amendment to this Current Report on Form 8-K no later than 71 calendar days after the date this Current Report on Form 8-K was required to be filed.

(d) Exhibits

Exhibit	Description
2.1*

Asset Purchase Agreement, dated December 31, 2024, by and among Carmell Corporation, Cutis Cura Corporation, PMGC Holdings Inc. and Elevai Skincare, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 3, 2025).

99.1	Press Release, dated January 16, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain schedules and exhibits to this Exhibit omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	January 16, 2025	By:	/s/ Bryan Cassaday
Bryan Cassaday Chief Financial Officer